Exhibit 4.51

No.: PT-JM-20190002-01

Supplementary Agreement (I)

This Agreement is made in Chaoyang District, Beijing on July 19, 2019, by and between:

Pintec Technology Holdings Limited (“Lender” or “Party A”)

Address: P. O. Box 472, Harbour Place, 2nd Floor, 103 South Church Street, George Town, Grand Cayman, Cayman Islands KY1-1106

Jimu Holdings Limited (“Borrower” or “Party B”)

Address: Vistra Corporate Service Centre,Wickhams CayII, Road Town, Tortola,VG 1110, British Virgin Islands

Whereas Party A and Party B have executed the Loan Agreement with No. PT-JM-20190002 (hereinafter referred to as the “Original Agreement”) under which Party A provided Party B a loan in the amount of twenty-one million three hundred and fifty-four thousand three hundred and two U.S. dollars (US$21,354,302.00) as of December 31, 2018. Upon friendly consultation, the Parties make modifications as follows to the relevant provisions of the Original Agreement:

I.                             Party A and Party B unanimously confirm that the loan interest payable by Party B to Party A during the period from January 1, 2019 to June 30, 2019 shall be calculated based on the loan amount as of December 31, 2018 determined in the Original Agreement, as the principal, at the annual interest rate of 3.5% determined in the Original Agreement (daily interest rate = annual interest rate / 365) as the loan interest rate.

II.                        Party A and Party B agree to make modifications to the repayment arrangements as agreed in Original Agreement, namely, from July 1, 2019 to January 31, 2020, Party B shall repay all of the loan principal and interest under the Original Agreement and this Supplementary Agreement on a daily average basis, and the daily repayment amount (C) shall be calculated in accordance with the following rules:

(1)         The total interest payable by Party B during 2018 and during the period from January 1 to June 30, 2019 (A) shall be calculated in accordance with the provisions of the Original Agreement and this Supplementary Agreement;

(2)         The principal and interest daily payable by Party B during the period from July 1, 2019 to January 31, 2020 (B) shall be calculated in accordance with the calculation method of daily average capital plus interest and based on the loan amount (US$21,354,302.00, as the principal) determined in Original Agreement and at the annual interest rate of 3.5% determined in the Original Agreement (daily interest rate = annual interest rate / 365) as the loan interest rate;

(3)         Daily repayment amount on an equal basis by Party B (C) = A / 215 + B.

III.                   Party A and Party B agree that Party B shall be entitled to designate Jimu Group Holdings Limited and other offshore affiliates of Party B (“Party B’s Designated Entities”) to pay Party A the principal and interest payable by Party B under the Original Agreement and this Supplementary Agreement.

IV.                    Party B represents and undertakes as follows:

(1)         The capital which Party B or any of Party B’s Designated Entities uses for repayment of the loan principal and interest thereon is from legal sources and does not constitute income or returns from crimes of drugs, underworld organizations, terrorist activities, smuggling, corruption and briberies, disruption of financial management orders and financial fraud; and there is no breach of applicable laws and regulations.

(2)         There are no resolutions, applications, awards or orders in connection with dissolution, bankruptcy, winding-up or liquidation or other similar cases in respect of Party B or any of Party B’s Designated Entities. There is no insolvency or inability to pay its debts due in respect of Party B.

V.                         Whereas:

(1)         Shanghai Anquying Technology Co., Ltd. (“Anquying”) and Beijing LeRong Duoyuan Information Technology Co. Ltd. and Lerong Duoyuan (Beijing) Technology Co., Ltd. (collectively, “Lerong Duoyuan”) executed the Strategic Cooperation Agreement in December 2017 and the Supplementary Agreement to the Strategic Cooperation Agreement on July 19, 2019;

(2)         Sky City (Beijing) Technology Co., Ltd. (“Sky City”) and Lerong Duoyuan (Beijing) Technology Co., Ltd. (“Lerong Beijing”) executed the Consulting Service Agreement on January 1, 2017 and the Supplementary Agreement to the Consulting Service Agreement on July 19, 2019.

Party A and Party B confirm that if Party B or any of Party B’s Designated Entities fails to fully repay the loan principal and interest due within 60 days following expiration of the repayment deadline (namely January 31, 2020) as provided in this Supplementary Agreement; then:

(1)         Anquying shall be entitled to give Lerong Duoyuan a written notice that Anquying will deduct the asset management fee payable by Anquying to Lerong Duoyuan under the Strategic Cooperation Agreement above and its Supplementary Agreement (subject to the real-time exchange rate on the due date of USD loan principal) in an equivalent amount as the compensation for such outstanding loan principal and interest due;

(2)         Sky City shall be entitled to give Lerong Beijing a written notice that Sky City will deduct the consulting service fee payable by Sky City to Lerong Beijing under the Consulting Service Agreement above and its Supplementary Agreement (subject to the real-time exchange rate on the due date of USD loan principal) in an equivalent amount as the compensation for such outstanding loan principal and interest due.

VI.                    The matters not covered in this Supplementary Agreement shall be subject to the provisions of the Original Agreement.

VII.               This Agreement is written in the Chinese language in two counterparts, each party holding one counterpart, each counterpart having the same legal effect.

(The remaining is intentionally left blank)

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written with immediate effect.

Pintec Technology Holdings Limited		(Signature of the representative)

By:	/s/ Wei Wei
Name: Wei Wei

Jimu Holdings Limited		(Signature of the representative)

By:	/s/ Jun Dong
Name: Jun Dong